EXHIBIT (a)(8)
FORM OF AMENDMENT TO STOCK OPTION AWARD AGREEMENT
THE CLOROX COMPANY
AMENDMENT TO STOCK OPTION AGREEMENT
          WHEREAS, [name] (the “Optionee’) previously accepted the offer made by The Clorox Company (“the “Company”) to amend his or her Eligible Option (as identified on Exhibit A) pursuant to the terms of the Offer to Amend dated September 8, 2006 and the Optionee’s signed Letter of Transmittal.
          WHEREAS, the Company and the Optionee are parties to the Non-Qualified Stock Option Award Agreement evidencing the September 17, 2003 option grant (the “Agreement”), of which some of the shares are Eligible Option shares.
          NOW THEREFORE IT IS HEREBY AGREED AS FOLLOWS:
          1. Modification of Exercise Price. As of October 7, 2006, the Exercise Price per Share set forth in the Agreement shall be amended to $45.87 for the Eligible Option shares identified on Exhibit A.
          2. Option Agreement. This Amendment, taken together with the Agreement (to the extent not expressly amended hereby) and any duly authorized written agreement entered into by and between the Company and the Optionee relating to the stock option grant evidenced by the Agreement, represent the entire agreement of the parties, supersede any and all previous contracts, arrangements or understandings between the parties with respect to the stock option grant evidenced by the Agreement, and may be amended at any time only by mutual written agreement of the parties hereto.
          IN WITNESS WHEREOF, this instrument is executed as of October                     , 2006.

THE CLOROX COMPANY

By:

Title:

EXHIBIT A
ELIGIBLE OPTION

				Total Number	Number of
				of Shares	Shares Subject
			Exercise Price	Subject to	to Portion
			Per Share Prior	Outstanding	Qualifying As
Grant Date	Option Number	Option Plan	to Amendment	Option	Eligible Option

9/17/2003	[ ]	96	$45.25